EXHIBIT 99.1


FOR IMMEDIATE RELEASE                Contact: Erin Gaffney 212-840-4771
                                     Web Site: www.hartmarx.com



            HARTMARX REPORTS FOURTH CONSECUTIVE QUARTER OF IMPROVED
         POSITIVE EARNINGS; REAFFIRMS OUTLOOK FOR SIGNIFICANT EARNINGS
                                GROWTH FOR 2003


         CHICAGO, June 25, 2003 - - Hartmarx Corporation (NYSE: HMX) today reported operating results for its second quarter and six months ended May 31, 2003. Second quarter revenues were $127.0 million in 2003 compared to $130.5 million in 2002. Net earnings were $1.0 million or $.03 per share in the current period compared to a net loss of $.9 million or $.03 per share last year. For the six months, revenues were $258.8 million compared to $269.9 million in 2002. Net earnings improved to $2.1 million or $.06 per share compared to a loss of $2.0 million or $.06 per share in 2002.

         Homi B. Patel, president and chief executive officer of Hartmarx, commented, "Our second quarter results represent the fourth consecutive quarter of improved profits in what continues to be a very difficult retail environment. For the trailing twelve months ended May 31, net earnings were $5.0 million or $.14 per diluted share compared to a net loss of $13.0 million or $.43 per share for the trailing year ended May 31, 2002. In spite of an uncertain and challenging retail climate, we continue to anticipate profitable third and fourth quarters and believe that we remain on track to report a significant improvement in net earnings for the full year ending November 30, 2003. Longer term, we are fully focused on putting into place several new initiatives for growth both in sales and earnings," Mr. Patel concluded.

         Second quarter EBIT was $3.5 million in 2003 compared to $2.8 million in 2002; last year's second quarter included $4.5 million of litigation settlement proceeds, partially offset by $.9 million of restructuring charges. For the six months, EBIT improved to $8.0 million from $5.2 million in 2002. The EBIT increase reflected a higher gross margin rate of 30.2% for the six months compared to 27.1% in 2002. Selling, general and administrative expenses decreased $1.8 million on the lower sales.

         Interest expense declined to $3.8 million from $8.6 million in 2002 from reduced average borrowing levels and a lower effective interest rate resulting principally from the August, 2002 refinancing and subsequent repayments of high-cost debt. Year-to-date results for 2003 also included the $.8 million first quarter pre-tax refinancing charge associated with the January, 2003 early retirement of the then outstanding 12.5% senior unsecured notes, representing the non-cash write-off of unamortized debt discount and financing fees. At May 31, 2003, the Company's interest rate under its senior credit facility is approximately 3.9% compared to 6.7% in the year earlier period under its previous credit facility. The weighted average interest rate on all borrowings is approximately 4.9% compared to 8.5% at the year earlier date. Total debt is $124.4 million compared to $124.7 million at the year earlier period. Debt reduction is anticipated to be realized during the second half of fiscal 2003 from earnings and reduced working capital levels.


                                   --more--

         Hartmarx produces and markets business, casual and golf apparel under its own brands including Hart Schaffner & Marx, Hickey-Freeman, Palm Beach, Coppley, Cambridge, Keithmoor, Racquet Club, Naturalife, Pusser's of the West Indies, Royal, Brannoch, Riserva, Sansabelt, Barrie Pace and Hawksley & Wight. In addition, the Company has certain exclusive rights under licensing agreements to market selected products under a number of premier brands such as Austin Reed, Tommy Hilfiger, Kenneth Cole, Burberry men's tailored clothing, Ted Baker, Bobby Jones, Jack Nicklaus, Claiborne, Evan-Picone, Pierre Cardin, Perry Ellis, KM by Krizia, and Daniel Hechter. The Company's broad range of distribution channels includes fine specialty and leading department stores, value-oriented retailers and direct mail catalogs.

         The comments set forth above contain forward-looking statements made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements can be identified by the use of forward-looking terminology such as "anticipate, "believe," "continue" "estimate" "expect," "intend," "may" or "will" or the negatives thereof or other comparable terminology. Forward-looking statements are not guarantees as actual results could differ materially from those expressed or implied in such forward-looking statements as a result of certain factors, including those factors set forth in Hartmarx's filings with the Securities and Exchange Commission ("SEC"). The statements could be significantly impacted by such factors as the level of consumer spending for men's and women's apparel, the prevailing retail environment, the Company's relationships with its suppliers, customers, licensors and licensees, actions of competitors that may impact the Company's business and the impact of unforeseen economic changes, such as interest rates, or in other external economic and political factors over which the Company has no control. The reader is also directed to the Company's periodic filings with the SEC for additional factors that may impact the Company's results of operations and financial condition. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.



                        -- Financial Summary Follows --

                                           HARTMARX CORPORATION
                                    --- UNAUDITED FINANCIAL SUMMARY --
                                (000's omitted, except per share amounts)


Statement of Earnings                        Three Months Ended May 31,  Six Months Ended May 31,
                                                 2003          2002        2003          2002
                                                 ----          ----        ----          ----
                                                            Restated                   Restated

Net sales                                      $ 126,977    $ 130,535    $ 258,814    $ 269,916
Licensing and other income                           524          449          972        1,258
                                                 -------      -------      -------      -------
                                                 127,501      130,984      259,786      271,174
                                                 -------      -------      -------      -------

Cost of goods sold                                87,732       94,861      180,713      196,714
Selling, general & administrative expenses        36,252       36,908       71,086       72,868
Restructuring charge                                --            870         --            870
Settlement proceeds re:
   termination of systems project                   --         (4,500)        --         (4,500)
                                                 -------      -------      -------      -------
                                                 123,984      128,139      251,799      265,952
                                                 -------      -------      -------      -------

Earnings before interest and taxes                 3,517        2,845        7,987        5,222
Interest expense                                   1,857        4,396        3,767        8,566
Refinancing expense                                 --           --            795         --
                                                 -------      -------      -------      -------
Earnings (loss) before taxes                       1,660       (1,551)       3,425       (3,344)
Tax (provision) benefit                             (655)         614       (1,350)       1,322
                                                 -------      -------      -------      -------
Net earnings (loss)                            $   1,005     $   (937)   $   2,075    $  (2,022)
                                                 =======      =======      =======      =======

Earnings (loss) per share (basic and diluted   $     .03    ($    .03)   $     .06    ($    .06)


Average shares: Basic                             34,534       33,818       34,443       32,925
                    Diluted                       34,612       33,818       34,527       32,925



                                                  * * *


                                               May 31,
                                       ---------------------
Condensed Balance Sheet                  2003         2002
                                         ----         ----
                                                   Restated

Cash                                    $    855   $  2,368
Accounts receivable, net                 110,950    112,280
Inventories                              144,974    121,316
Other current assets                      18,448     27,702
                                         -------    -------
                  Current Assets         275,227    263,666
Other assets, including goodwill          29,766     29,430
Deferred taxes                            60,639     49,523
Prepaid  and intangible pension asset     60,545     54,645
Net fixed assets                          30,641     34,098
                                         -------    -------
                  Total                 $456,818   $431,362
                                         =======    =======

Accounts payable and accrued expenses   $ 80,438   $ 73,516
Total debt                               124,373    124,673
Minimum pension liability                 69,473     44,258
Shareholders' equity                     182,534    188,915
                                         -------    -------
                  Total                 $456,818   $431,362
                                         =======    =======

Book value per share                    $   5.27   $   5.55
                                         =======    =======

Financial information for 2002 presented in this release reflects the restatement resulting from the previously reported review of the accounting records at the Company's International Women's Apparel operating unit and the retroactive restatement of retained earnings relating to the reversal of reserves and valuation allowances established prior to 1999.

This information is preliminary and may be changed prior to filing Form 10-Q. No investment decisions should be based solely on this data.